Exhibit 99.1

November 1, 2016	Analyst Contact:	Megan Patterson 918-561-5325
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Announces
Third-quarter 2016 Financial Results

TULSA, Okla. - Nov. 1, 2016 - ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2016 financial results.

SUMMARY

•
Third-quarter 2016 net income attributable to ONEOK increased 12 percent and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increased 15 percent compared with the third quarter 2015;

•	Third-quarter 2016 dividend coverage ratio was 1.30; and

•	Third-quarter 2016 natural gas volumes processed increased 13 percent and natural gas liquids (NGL) volumes fractionated increased 3 percent, compared with the third quarter 2015.

THIRD-QUARTER AND YEAR-TO-DATE 2016 FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
ONEOK	2016	2015	2016	2015
	(Millions of dollars, except per share and coverage ratio amounts)
Net income attributable to ONEOK	$92.1	$82.2	$261.5	$219.5
Net income per diluted share	$0.43	$0.39	$1.23	$1.04
Adjusted EBITDA (a)	$465.3	$405.9	$1,359.6	$1,111.9
Distributions declared from ONEOK Partners	$197.5	$197.5	$592.5	$537.8
Cash flow available for dividends (a)	$167.8	$173.0	$508.9	$474.7
Dividend coverage ratio (a)	1.30	1.34	1.31	1.24
(a) Adjusted EBITDA; cash flow available for dividends and dividend coverage ratio are non-GAAP measures. Reconciliations to relevant GAAP measures are attached to this news release.

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

“ONEOK continues to benefit from ONEOK Partners’ well-positioned assets and resulting volume growth from recently completed capital-growth projects,” said Terry K. Spencer, president and chief executive officer of ONEOK.
“The partnership’s competitive asset position in active shale plays, such as the STACK and SCOOP plays in Oklahoma, is expected to help drive NGL and natural gas volume growth into 2017 as producer drilling increases in these plays through the remainder of 2016,” said Spencer. “Through October, we’ve seen the completion of large multi-well pads in the Mid-Continent, specifically in the STACK play, supporting our expectation for a year-end volume ramp up and setting the stage for additional volume growth in 2017. We also continue to expect a favorable impact from ethane recovery across our system as new petrochemical facilities come online during 2017.
“The partnership recently completed several capital-growth projects including the Bear Creek natural gas processing plant in the Williston Basin and related NGL gathering infrastructure, and the second phase of the Roadrunner Gas Transmission pipeline and complementary ONEOK WesTex expansion project in the natural gas pipelines segment,” Spencer added. “All of these projects are expected to contribute primarily fee-based earnings and stable growth to the partnership as we exit 2016.
“ONEOK continues to maintain a healthy balance sheet and dividend coverage ratio and expects to finish 2016 in line with financial guidance,” Spencer added.

THIRD-QUARTER AND YEAR-TO-DATE 2016 FINANCIAL PERFORMANCE

Recently completed capital-growth projects in all three ONEOK Partners (NYSE: OKS) business segments continue to result in higher volumes and increased fee-based earnings compared with 2015.

ONEOK’s third-quarter 2016 operating income and adjusted EBITDA increased 16 and 15 percent, respectively, compared with the third quarter 2015. Through the first nine months of 2016, operating income increased 27 percent and adjusted EBITDA increased 22 percent, compared with the same periods in 2015.

Financial results benefited from higher natural gas volumes gathered and processed, higher NGL volumes fractionated and sustained higher average fee rates in the natural gas gathering and processing segment.

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
ONEOK	2016	2015	2016	2015
	(Millions of dollars)
Operating income	$329.4	$284.9	$956.1	$754.1
Operating costs	$184.1	$164.2	$553.0	$508.6
Depreciation and amortization	$98.5	$88.3	$292.2	$261.2
Equity in net earnings from investments	$35.2	$32.2	$100.4	$93.2
Adjusted EBITDA	$465.3	$405.9	$1,359.6	$1,111.9
Capital expenditures	$158.3	$300.9	$491.5	$930.3

Higher third-quarter 2016 results primarily benefited from:

•	Higher NGL fee-based exchange-services volumes primarily from recently connected natural gas processing plants in the Williston Basin;

•	Natural gas volume growth in the Williston Basin;

•	Higher average fee rates resulting from contract restructuring in the natural gas gathering and processing segment; and

•	Higher transportation revenues in the natural gas pipelines segment.

Operating costs increased in the three- and nine-month 2016 periods, compared with the same periods in 2015, due primarily to higher costs associated with the growth of ONEOK Partners’ operations, higher employee-related costs associated with incentive and medical benefit plans and higher costs associated with the impact of the noncash mark-to-market of a share-based deferred compensation plan.

Capital expenditures decreased in the three- and nine-month 2016 periods, compared with the same periods in 2015, due to projects placed in service in 2015 and proactive spending reductions in 2016 to align with customer needs.

EARNINGS PRESENTATION AND KEY STATISTICS:

Additional financial and operating information that will be discussed on the third-quarter 2016 conference call is accessible on the ONEOK and ONEOK Partners websites, www.oneok.com and www.oneokpartners.com, or by selecting the links below.

> View earnings presentation

> View earnings tables

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK AND ONEOK PARTNERS HIGHLIGHTS:

ONEOK:

•	Reporting third-quarter 2016 net income attributable to ONEOK that increased 12 percent compared with the third quarter 2015;

•
Receiving $107.2 million in distributions from the company's general partner interest and $90.3 million in distributions from the company's limited partner interests in ONEOK Partners in the third quarter 2016;

•	Having $231.9 million of cash and cash equivalents and $298.9 million of capacity available under its $300 million credit agreement, on a stand-alone basis, as of Sept. 30, 2016; and

•	Declaring in October 2016 a third-quarter dividend of 61.5 cents per share, or $2.46 per share on an annualized basis.

ONEOK Partners:

•	Reporting third-quarter 2016 net income attributable to ONEOK Partners and operating income increases of approximately 21 and 17 percent, respectively, compared with the third quarter 2015;

•	Reporting third-quarter and nine-month 2016 distribution coverage ratios of 1.11 times;

•	Announcing the completion of the following capital-growth projects:

◦	The Bear Creek plant, an 80-million cubic feet per day (MMcf/d) natural gas processing facility and related infrastructure in northwest Dunn County, North Dakota;

◦	The Stateline de-ethanizers in Williams County, North Dakota, which are capable of producing approximately 26,000 barrels per day (bpd) of purity ethane; and

◦	The second phase of the Roadrunner Gas Transmission Pipeline project, which adds 400 MMcf/d of capacity to the pipeline, and the 260 MMcf/d WesTex Transmission Pipeline expansion;

•	Continuing to reduce leverage and achieving a GAAP debt-to EBITDA ratio of 4.3 times as of Sept. 30, 2016;

•
Receiving in October from Moody’s Investors Service (Moody’s) an improved credit outlook to “stable” from “negative.” Moody’s also affirmed the partnership’s Baa2 senior unsecured rating and its P-2 short-term rating; and

•	Declaring in October 2016 a third-quarter 2016 distribution of 79 cents per unit, or $3.16 per unit on an annualized basis.

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

BUSINESS-SEGMENT RESULTS:

Key financial and operating statistics are listed on page 19 in the tables.

Natural Gas Liquids Segment

Through the first nine months of 2016, the natural gas liquids segment benefited from volume growth of NGLs gathered and fractionated, primarily due to recent Williston Basin and Mid-Continent natural gas processing plant connections. In addition to two new third-party plant connections in the third quarter, the partnership also completed its NGL gathering infrastructure and connection to its Bear Creek natural gas processing plant in the Williston Basin.

NGLs fractionated increased 9 percent, and NGLs transported on gathering lines increased 3 percent in the first nine months of 2016, compared with the same period in 2015. NGLs gathered in the third quarter 2016 decreased slightly compared with the third quarter 2015 due to decreased volumes on the West Texas LPG pipeline system, decreased Mid-Continent volumes gathered from the Barnett Shale and lower short-term contracted volumes. NGLs fractionated in the third quarter 2016 increased 3 percent compared with the same period last year.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Natural Gas Liquids Segment	2016	2015	2016	2015
	(Millions of dollars)
Adjusted EBITDA	$279.3	$255.7	$826.0	$693.0
Capital expenditures	$30.5	$52.8	$85.5	$185.4

The increase in third-quarter 2016 adjusted EBITDA, compared with the third quarter 2015, primarily reflects:

•	A $22.9 million increase in exchange, transportation and storage services, which includes:

◦
A $10.4 million increase due to increased exchange service volumes from recently connected natural gas processing plants primarily in the Williston Basin, offset partially by decreased Mid-Continent volumes gathered from the Barnett Shale and lower short-term contracted volumes;

◦	A $10.3 million increase from increased ethane recovery, which increased NGL exchange service volumes gathered and fractionated; and

◦	A $4.2 million increase related to higher storage activities; offset partially by

◦	A $1.8 million decrease in transportation revenues due primarily to lower volumes on the West Texas LPG pipeline system;

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

•	A $3.2 million increase from higher isomerization volumes; and

•	A $3.1 million increase in equity in net earnings from investments due primarily to higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline; offset partially by

•	A $5.3 million increase in operating costs due primarily to higher employee-related costs associated with incentive and medical benefit plans; and

•	A $4.8 million decrease in optimization and marketing activities due primarily to narrower marketing product price differentials, offset partially by higher optimization volumes.

The increase in adjusted EBITDA for the nine-month 2016 period, compared with the same period last year, primarily reflects:

•	A $114.9 million increase in exchange, transportation and storage services, which includes:

◦
A $53.8 million increase due to increased exchange service volumes from recently connected natural gas processing plants primarily in the Williston Basin, offset partially by decreased Mid-Continent volumes gathered from the Barnett Shale and lower short-term contracted volumes;

◦	A $49.0 million increase from increased ethane recovery, which increased NGL exchange service volumes gathered and fractionated; and

◦	A $7.2 million increase related to higher storage activities;

•	A $13.6 million increase in equity in net earnings from investments due primarily to higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline; and

•	A $4.0 million increase from higher isomerization volumes; offset partially by

•
A $2.6 million increase in operating costs due primarily to higher employee-related costs associated with incentive and medical benefit plans, offset partially by lower outside services costs due to lower rates charged by service providers and the timing of property taxes.

Capital expenditures decreased for the three- and nine-month 2016 periods, compared with the same periods in 2015, due primarily to proactive spending reductions to align with customer needs.

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment’s adjusted EBITDA through the first nine months of 2016 increased 45 percent, compared with the same period in 2015, driven by continued volume growth in the Williston Basin from recently completed capital-growth projects including the 80 MMcf/d Bear Creek natural gas processing plant completed in August and the

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ramp up of the 200 MMcf/d Lonesome Creek natural gas processing plant completed in November 2015.

Third-quarter and year-to-date 2016 natural gas volumes processed increased 13 percent and 15 percent, respectively, compared with the same periods in 2015. Natural gas volumes gathered increased 4 percent in the third quarter and 9 percent through the first nine months of 2016 compared with the same periods in 2015.

The segment continues to realize positive impacts from contract restructuring efforts, maintaining an average fee rate of 76 cents in the third quarter 2016, unchanged from the second quarter 2016 and up 33 cents compared with the third quarter 2015.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Natural Gas Gathering and Processing Segment	2016	2015	2016	2015
	(Millions of dollars)
Adjusted EBITDA	$109.8	$82.7	$320.2	$221.3
Capital expenditures	$99.6	$231.8	$325.8	$692.6

Third-quarter 2016 adjusted EBITDA increased, compared with the third quarter 2015, which primarily reflects:

•	A $28.8 million increase due primarily to natural gas volume growth in the Williston Basin, offset partially by volume declines in the Mid-Continent; and

•
A $27.9 million increase due primarily to restructured contracts resulting in higher average fee rates, offset partially by a lower percentage of proceeds (POP) retained from the sale of commodities under POP with fee contracts; offset partially by

•	A $21.7 million decrease due primarily to lower net realized NGL, natural gas and condensate prices; and

•
An $8.2 million increase in operating costs due primarily to the growth of the partnership’s operations resulting from completed capital-growth projects and higher employee-related costs associated with incentive and medical benefit plans.

The increase in adjusted EBITDA for the nine-month 2016 period, compared with the same period last year, primarily reflects:

•
A $106.4 million increase due primarily to restructured contracts resulting in higher average fee rates, offset partially by a lower percentage of proceeds retained from the sale of commodities under POP with fee contracts; and

•	A $93.5 million increase due primarily to natural gas volume growth in the Williston Basin, offset partially by volume declines in the Mid-Continent; offset partially by

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

•	An $80.2 million decrease due primarily to lower net realized NGL and natural gas prices;

•
A $14.5 million increase in operating costs due primarily to the growth of the partnership’s operations resulting from completed capital-growth projects and higher employee-related costs associated with incentive and medical benefit plans;

•	A $5.5 million decrease in equity in net earnings from investments primarily in the coal-bed methane area of the Powder River Basin; and

•	A $4.0 million decrease due primarily to increased ethane recovery to maintain downstream NGL product specifications.

Capital expenditures decreased for the three- and nine-month 2016 periods, compared with the same periods in 2015, due to projects placed in service in 2015 and proactive spending reductions to align with customer needs in 2016.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Equity-Volume Information (a)	2016	2015	2016	2015
NGL sales - including ethane (MBbl/d)	13.6	24.9	15.3	21.0
Condensate sales (MBbl/d)	2.2	2.7	2.5	3.0
Residue natural gas sales (BBtu/d)	82.3	136.3	81.3	141.6
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment has restructured a portion of its percent-of-proceeds with fee contracts to include significantly higher fees, which reduced its 2016 equity volumes and the related commodity price exposure compared with 2015. The partnership executes hedges to reduce its commodity price risk. NGLs hedged reflect propane, normal butane, isobutane and natural gasoline only. The following tables set forth hedging information for the natural gas gathering and processing segment’s forecasted equity volumes for the periods indicated:

	Three Months Ending December 31, 2016
	Volumes Hedged	Average Price		Percentage Hedged
NGLs - excluding ethane (MBbl/d) - Conway/Mont Belvieu	8.8	$0.48	/ gallon	83%
Condensate (MBbl/d) - WTI-NYMEX	1.8	$58.68	/ Bbl	79%
Natural gas (BBtu/d) - NYMEX and basis	77.8	$2.82	/ MMBtu	93%

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

	Year Ending December 31, 2017
	Volumes Hedged	Average Price		Percentage Hedged
NGLs - excluding ethane (MBbl/d) - Conway/Mont Belvieu	8.0	$0.51	/ gallon	67%
Condensate (MBbl/d) - WTI-NYMEX	1.8	$44.88	/ Bbl	74%
Natural gas (BBtu/d) - NYMEX and basis	73.1	$2.66	/ MMBtu	74%

	Year Ending December 31, 2018
	Volumes Hedged	Average Price		Percentage Hedged
Natural gas (BBtu/d) - NYMEX and basis	25.9	$2.83	/ MMBtu	32%

All of the natural gas gathering and processing segment’s commodity price sensitivities are estimated as a hypothetical change in the price of NGLs, natural gas and crude oil as of Sept. 30, 2016, including the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

The natural gas gathering and processing segment estimates the following sensitivities:

•
A 1-cent-per-gallon change in the composite price of NGLs would change adjusted EBITDA for the three months ending Dec. 31, 2016, and for the full-year 2017, by approximately $0.2 million and $1.0 million, respectively;

•
A 10-cent-per-MMBtu change in the price of residue natural gas would change adjusted EBITDA for the three months ending Dec. 31, 2016, for the full-year 2017 and for the full-year 2018, by approximately $0.1 million, $0.9 million and $2.0 million, respectively; and

•
A $1.00-per-barrel change in the price of crude oil would change adjusted EBITDA for the three months ending Dec. 31, 2016, and for the full-year 2017, by approximately $0.1 million and $0.4 million, respectively.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream affecting natural gas gathering and processing earnings for certain contracts.

Natural Gas Pipelines Segment

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

The natural gas pipelines segment’s third-quarter 2016 adjusted EBITDA increased 23 percent compared with the third quarter 2015 primarily driven by higher firm demand charge volumes contracted from customers serving end-user markets.

In October, the natural gas pipelines segment completed the 260 MMcf/d WesTex Transmission Pipeline expansion and the second phase of its joint venture Roadrunner Gas Transmission Pipeline, which adds an additional 400 MMcf/d of capacity to the pipeline. Both projects were completed ahead of original schedules and below cost estimates, and are fully subscribed under long-term, firm fee-based (take-or-pay) commitments.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Natural Gas Pipelines Segment	2016	2015	2016	2015
	(Millions of dollars)
Adjusted EBITDA	$80.3	$65.2	$223.2	$201.1
Capital expenditures	$24.5	$14.7	$71.7	$39.9

Third-quarter 2016 adjusted EBITDA increased, compared with the third quarter 2015, which primarily reflects:

•	An $8.0 million increase from higher transportation services due primarily to increased firm demand charge volumes contracted; and

•	A $4.0 million increase from higher natural gas storage services due primarily to the sale of excess natural gas in storage in 2016.

The increase in adjusted EBITDA for the nine-month 2016 period, compared with the same period last year, primarily reflects:

•	A $17.1 million increase from higher transportation services due primarily to increased firm demand charge volumes contracted; and

•	A $10.0 million increase due to higher natural gas storage services as a result of increased rates and the sale of excess natural gas in storage in 2016; offset partially by

•	A $6.0 million increase in operating costs due primarily to increased employee-related costs associated with incentive and medical benefit plans.

Capital expenditures increased in the three- and nine-month 2016 periods, compared with the same periods in 2015, due primarily to the WesTex Transmission Pipeline expansion and other expansion projects.

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time) on Nov. 2, 2016. The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-430-8694, passcode 6586269, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, passcode 6586269.

LINKS TO EARNINGS TABLES AND PRESENTATION:

Tables:
http://ir.oneok.com/~/media/Files/O/OneOK-IR/financial-reports/2016/q3-2016-earnings-press-release.pdf

Presentation:
http://ir.oneok.com/~/media/Files/O/OneOK-IR/events-presentation/q3-2016-earnings-presentation.pdf

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release adjusted EBITDA, cash flow available for dividends, free cash flow and dividend coverage ratio, and ONEOK Partners distributable cash flow and distribution coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

•
Adjusted EBITDA is defined as net income adjusted for interest expense, net of capitalized interest, depreciation and amortization, impairment charges, income taxes and allowance for equity funds used during construction and certain other noncash items;

•
Cash flow available for dividends is defined as cash distributions declared from ONEOK’s ownership in ONEOK Partners adjusted for ONEOK’s standalone interest expense, corporate expenses, excluding certain noncash items, payments related to released contracts from ONEOK’s former energy services business, capital expenditures and equity compensation reimbursed by ONEOK Partners;

•	Free cash flow is defined as cash flow available for dividends, computed as described above, less ONEOK’s dividends declared;

•	Dividend coverage ratio is defined as cash flow available for dividends divided by the dividends declared for the period;

•
Distributable cash flow is defined as ONEOK Partners adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items; and

•
Distribution coverage ratio is defined as ONEOK Partners distributable cash flow to limited partners per limited partner unit divided by the distribution declared per limited partner unit for the period.

These non-GAAP financial measures described above are useful to investors because they are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare our financial performance with the performance of other companies within our industry. ONEOK cash flow available for dividends, free cash flow and dividend coverage ratio, and ONEOK Partners distributable cash flow and distribution coverage ratio, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Reconciliations of adjusted EBITDA, cash flow available for dividends and free cash flow to net income are included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of Sept. 30, 2016, owns 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which owns one of the

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws.  The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends and distributions, and coverage ratios), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks, railroads or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•	conflicts of interest between us, ONEOK Partners, and related parties of ONEOK Partners;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in equity and bond market returns;

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board, the Pipeline and Hazardous Materials Safety Administration (PHMSA), the U.S. Environmental Protection Agency (EPA) and the U.S. Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

–	future demand for and prices of natural gas, NGLs and crude oil;

–	competitive conditions in the overall energy market;

–	availability of supplies of Canadian and United States natural gas and crude oil; and

–	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our most recent Annual

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

Report on Form 10-K and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov and our website at www.oneok.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$1,840,523	$1,484,350	$4,757,306	$4,642,320
Services	517,384	414,596	1,509,167	1,189,984
Total revenues	2,357,907	1,898,946	6,266,473	5,832,304
Cost of sales and fuel (exclusive of items shown separately below)	1,751,593	1,360,809	4,474,654	4,307,766
Operations and maintenance	165,664	146,979	488,476	442,179
Depreciation and amortization	98,550	88,299	292,275	261,241
General taxes	18,487	17,198	64,529	66,366
(Gain) loss on sale of assets	(5,744)	726	(9,537)	610
Operating income	329,357	284,935	956,076	754,142
Equity in net earnings from investments	35,155	32,244	100,441	93,205
Allowance for equity funds used during construction	—	177	208	1,718
Other income	4,242	71	9,351	249
Other expense	(710)	(7,508)	(2,288)	(7,754)
Interest expense (net of capitalized interest of $3,806, $8,851, $9,265 and $26,008, respectively)	(118,240)	(106,923)	(355,463)	(306,057)
Income before income taxes	249,804	202,996	708,325	535,503
Income taxes	(55,012)	(38,298)	(157,536)	(123,948)
Income from continuing operations	194,792	164,698	550,789	411,555
Income (loss) from discontinued operations, net of tax	(576)	(3,860)	(1,755)	(4,144)
Net income	194,216	160,838	549,034	407,411
Less: Net income attributable to noncontrolling interests	102,072	78,681	287,500	187,949
Net income attributable to ONEOK	$92,144	$82,157	$261,534	$219,462
Amounts attributable to ONEOK:
Income from continuing operations	$92,720	$86,017	$263,289	$223,606
Income (loss) from discontinued operations	(576)	(3,860)	(1,755)	(4,144)
Net income	$92,144	$82,157	$261,534	$219,462
Basic earnings per share:
Income from continuing operations	$0.44	$0.41	$1.25	$1.06
Income (loss) from discontinued operations	—	(0.02)	(0.01)	(0.02)
Net income	$0.44	$0.39	$1.24	$1.04
Diluted earnings per share:
Income from continuing operations	$0.44	$0.41	$1.24	$1.06
Income (loss) from discontinued operations	(0.01)	(0.02)	(0.01)	(0.02)
Net income	$0.43	$0.39	$1.23	$1.04
Average shares (thousands)
Basic	211,309	210,296	211,038	210,138
Diluted	212,870	210,524	212,123	210,509
Dividends declared per share of common stock	$0.615	$0.605	$1.845	$1.815

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2016	2015
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$237,410	$97,619
Accounts receivable, net	737,224	593,979
Materials and supplies	81,701	76,696
Natural gas and natural gas liquids in storage	217,769	128,084
Commodity imbalances	43,770	38,681
Other current assets	50,759	39,946
Assets of discontinued operations	658	205
Total current assets	1,369,291	975,210
Property, plant and equipment
Property, plant and equipment	14,943,225	14,530,460
Accumulated depreciation and amortization	2,416,476	2,156,471
Net property, plant and equipment	12,526,749	12,373,989
Investments and other assets
Investments in unconsolidated affiliates	943,390	948,221
Goodwill and intangible assets	1,008,334	1,017,258
Other assets	121,529	112,598
Assets of discontinued operations	12,742	18,835
Total investments and other assets	2,085,995	2,096,912
Total assets	$15,982,035	$15,446,111

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2016	2015
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$460,650	$110,650
Short-term borrowings	693,500	546,340
Accounts payable	711,817	615,982
Commodity imbalances	134,658	74,460
Accrued interest	104,137	129,043
Other current liabilities	214,662	132,556
Liabilities of discontinued operations	22,540	29,235
Total current liabilities	2,341,964	1,638,266
Long-term debt, excluding current maturities	8,320,144	8,323,582
Deferred credits and other liabilities
Deferred income taxes	1,573,950	1,436,715
Other deferred credits	296,751	264,248
Liabilities of discontinued operations	9,012	16,964
Total deferred credits and other liabilities	1,879,713	1,717,927
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value: authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 210,517,586 shares at September 30, 2016; issued 245,811,180 shares and outstanding 209,731,028 shares at December 31, 2015	2,458	2,458
Paid-in capital	1,264,041	1,378,444
Accumulated other comprehensive loss	(154,351)	(127,242)
Retained earnings	—	—
Treasury stock, at cost: 35,293,594 shares at September 30, 2016, and 36,080,152 shares at December 31, 2015	(897,852)	(917,862)
Total ONEOK shareholders’ equity	214,296	335,798
Noncontrolling interests in consolidated subsidiaries	3,225,918	3,430,538
Total equity	3,440,214	3,766,336
Total liabilities and equity	$15,982,035	$15,446,111

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Nine Months Ended
	September 30,
(Unaudited)	2016	2015
	(Thousands of dollars)
Operating activities
Net income	$549,034	$407,411
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	292,275	261,241
Equity in net earnings from investments	(100,441)	(93,205)
Distributions received from unconsolidated affiliates	106,381	92,042
Deferred income taxes	157,819	124,615
Share-based compensation expense	31,112	13,732
Pension and postretirement benefit expense, net of contributions	8,270	10,145
Allowance for equity funds used during construction	(208)	(1,718)
(Gain) loss on sale of assets	(9,537)	610
Changes in assets and liabilities:
Accounts receivable	(145,430)	157,742
Natural gas and natural gas liquids in storage	(89,685)	(8,174)
Accounts payable	138,198	(191,542)
Commodity imbalances, net	55,109	25,728
Settlement of exit activities liabilities	(16,211)	(31,207)
Accrued interest	(24,906)	3,577
Risk-management assets and liabilities	(48,695)	(45,240)
Other assets and liabilities, net	18,943	(30,680)
Cash provided by operating activities	922,028	695,077
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(491,528)	(930,316)
Contributions to unconsolidated affiliates	(55,177)	(27,540)
Distributions received from unconsolidated affiliates in excess of cumulative earnings	43,018	25,111
Proceeds from sale of assets	19,099	3,171
Other	—	(12,607)
Cash used in investing activities	(484,588)	(942,181)
Financing activities
Dividends paid	(388,103)	(380,498)
Distributions to noncontrolling interests	(412,539)	(396,847)
Borrowing (repayment) of short-term borrowings, net	147,160	(768,024)
Issuance of long-term debt, net of discounts	1,000,000	1,291,506
Debt financing costs	(2,770)	(17,126)
Repayment of long-term debt	(656,117)	(5,795)
Issuance of common stock	14,948	13,839
Issuance of common units, net of issuance costs	—	375,660
Cash provided by (used in) financing activities	(297,421)	112,715
Change in cash and cash equivalents	140,019	(134,389)
Change in cash and cash equivalents included in discontinued operations	(228)	(52)
Change in cash and cash equivalents from continuing operations	139,791	(134,441)
Cash and cash equivalents at beginning of period	97,619	172,812
Cash and cash equivalents at end of period	$237,410	$38,371

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Millions of dollars, except as noted)
Natural Gas Liquids
Operating income	$224.5	$207.5	$663.4	$549.6
Operating costs	$79.8	$74.5	$236.7	$234.1
Depreciation and amortization	$40.8	$39.3	$122.2	$118.0
Equity in net earnings from investments	$14.0	$10.9	$41.2	$27.6
Adjusted EBITDA	$279.3	$255.7	$826.0	$693.0
NGL sales (MBbl/d)	852	683	778	657
NGLs transported-gathering lines (MBbl/d) (a)	775	786	778	759
NGLs fractionated (MBbl/d) (b)	606	591	588	540
NGLs transported-distribution lines (MBbl/d) (a)	521	456	504	422
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.03	$0.02	$0.03	$0.02
Capital expenditures	$30.5	$52.8	$85.5	$185.4
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Gathering and Processing
Operating income	$62.2	$42.3	$179.0	$99.9
Operating costs	$69.4	$61.2	$208.4	$193.9
Depreciation and amortization	$45.0	$37.3	$133.3	$109.0
Equity in net earnings from investments	$2.6	$4.4	$8.0	$13.5
Adjusted EBITDA	$109.8	$82.7	$320.2	$221.3
Natural gas gathered (BBtu/d) (a)	1,977	1,897	2,047	1,877
Natural gas processed (BBtu/d) (a) (b)	1,829	1,617	1,886	1,640
NGL sales (MBbl/d) (a)	153	134	155	123
Residue natural gas sales (BBtu/d) (a)	837	837	877	828
Realized composite NGL net sales price ($/gallon) (a) (c) (d)	$0.23	$0.31	$0.22	$0.35
Realized condensate net sales price ($/Bbl) (a) (c) (e)	$41.13	$42.32	$36.91	$35.80
Realized residue natural gas net sales price ($/MMBtu) (a) (c) (e)	$2.84	$3.62	$2.76	$3.64
Average fee rate ($/MMBtu) (a)	$0.76	$0.43	$0.73	$0.39
Capital expenditures	$99.6	$231.8	$325.8	$692.6
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Includes the impact of hedging activities on ONEOK Partners’ equity volumes.
(d) - Net of transportation and fractionation costs.
(e) - Net of transportation costs.

Natural Gas Pipelines
Operating income	$49.6	$37.7	$137.6	$106.9
Operating costs	$28.4	$26.7	$85.1	$79.1
Depreciation and amortization	$12.0	$10.9	$34.6	$32.5
Equity in net earnings from investments	$18.6	$17.0	$51.2	$52.1
Adjusted EBITDA	$80.3	$65.2	$223.2	$201.1
Natural gas transportation capacity contracted (MDth/d) (a)	6,300	5,739	6,240	5,797
Transportation capacity contracted (a)	95%	90%	94%	91%
Capital expenditures	$24.5	$14.7	$71.7	$39.9
(a) - Includes volumes for consolidated entities only.

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. Stand-alone
CASH FLOW AVAILABLE FOR DIVIDENDS
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Millions of dollars)
Recurring cash flows:
Distributions from ONEOK Partners – declared	$197.5	$197.5	$592.5	$537.8
Interest expense	(25.7)	(20.3)	(77.1)	(52.2)
Released contracts from the former energy services business	(3.9)	(6.0)	(15.0)	(26.9)
Corporate expenses, excluding certain noncash items	(3.9)	(2.0)	(10.3)	(4.8)
Equity compensation reimbursed by ONEOK Partners	5.0	5.1	20.6	22.2
Cash flows from recurring activities	169.0	174.3	510.7	476.1
Capital expenditures	(1.2)	(1.3)	(1.8)	(1.4)
Cash flow available for dividends	167.8	173.0	508.9	474.7
Dividends declared	(129.5)	(128.7)	(388.2)	(381.5)
Free cash flow	$38.3	$44.3	$120.7	$93.2
Dividend coverage ratio	1.30	1.34	1.31	1.24

ONEOK, Inc. Stand-alone
RECONCILIATION OF CASH FLOW AVAILABLE FOR DIVIDENDS
AND FREE CASH FLOW TO NET INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Millions of dollars)
Net income attributable to ONEOK	$92.1	$82.2	$261.5	$219.5
Depreciation and amortization	0.8	0.8	2.3	1.7
Deferred income taxes	49.3	40.0	150.2	120.3
Equity in earnings of ONEOK Partners	(173.4)	(151.0)	(506.2)	(400.4)
Distributions from ONEOK Partners - declared	197.5	197.5	592.5	537.8
Equity compensation reimbursed by ONEOK Partners	5.0	5.1	20.6	22.2
Energy services realized working capital	(3.3)	(9.8)	(14.2)	(31.0)
Other	1.0	9.5	4.0	6.0
Total cash flows	169.0	174.3	510.7	476.1
Capital expenditures	(1.2)	(1.3)	(1.8)	(1.4)
Cash flow available for dividends	167.8	173.0	508.9	474.7
Dividends declared	(129.5)	(128.7)	(388.2)	(381.5)
Free cash flow	$38.3	$44.3	$120.7	$93.2

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
Reconciliation of Adjusted EBITDA to Net Income	(Thousands of dollars)
Segment Adjusted EBITDA:
Natural Gas Gathering and Processing	$109,837	$82,718	$320,170	$221,298
Natural Gas Liquids	279,256	255,745	826,036	692,991
Natural Gas Pipelines	80,304	65,166	223,185	201,112
Other	(4,061)	2,228	(9,744)	(3,473)
Total	465,336	405,857	1,359,647	1,111,928
Depreciation and amortization	(98,550)	(88,299)	(292,275)	(261,241)
Interest expense, net of capitalized interest	(118,240)	(106,923)	(355,463)	(306,057)
Income taxes	(55,012)	(38,298)	(157,536)	(123,948)
Allowance for equity funds used during construction and other	1,258	(7,639)	(3,584)	(9,127)
Income from continuing operations	194,792	164,698	550,789	411,555
Income (loss) from discontinued operations, net of tax	(576)	(3,860)	(1,755)	(4,144)
Net income	$194,216	$160,838	$549,034	$407,411

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ONEOK Announces Third-quarter 2016 Financial Results

Nov. 1, 2016

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2016	2015	2016	2015
	(Thousands of dollars, except per unit amounts)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$275,411	$229,665	$793,661	$588,307
Interest expense, net of capitalized interest	92,521	86,666	278,339	253,867
Depreciation and amortization	97,802	87,517	290,045	259,563
Income tax expense (benefit)	3,681	(156)	8,079	5,080
Allowance for equity funds used during construction and other	(60)	(10)	(375)	8,440
Adjusted EBITDA	469,355	403,682	1,369,749	1,115,257
Interest expense, net of capitalized interest	(92,521)	(86,666)	(278,339)	(253,867)
Maintenance capital	(20,965)	(21,102)	(66,325)	(85,097)
Equity in net earnings from investments	(35,155)	(32,244)	(100,441)	(93,205)
Distributions received from unconsolidated affiliates	40,822	36,370	149,399	117,153
Other	(2,936)	2,753	(644)	(3,310)
Distributable cash flow	$358,600	$302,793	$1,073,399	$796,931
Distributions to general partner	(107,198)	(107,198)	(321,594)	(300,917)
Distributable cash flow to limited partners	$251,402	$195,595	$751,805	$496,014
Distributions declared per limited partner unit	$0.79	$0.79	$2.37	$2.37
Coverage ratio	1.11	0.91	1.11	0.80
Number of units used in computation (thousands)	285,826	272,046	285,826	261,100